Waccamaw Bankshares Announces Extension of Rights Offering

WHITEVILLE, N.C., July 21 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the bank holding company for Waccamaw Bank, announced today that it is extending the subscription deadline for its rights offering of 8,326,775 shares of common stock to shareholders of record as of May 14, 2010. Subscription offers will now be accepted until 5:00 p.m. eastern daylight time on August 2, 2010.

Each shareholder as of May 14, 2010, is entitled to purchase three shares of common stock for every two shares owned on May 14, 2010. Shareholders are also entitled to oversubscribe. The offering price in the rights offering is $1.25 per share.

Registered shareholders of Waccamaw Bankshares common stock who wish to participate in the rights offering should submit a completed subscription offer form and payment to Waccamaw Bankshares, Inc., Attention: David A. Godwin, P.O. Box 2009, Whiteville, North Carolina 28472. Beneficial owners of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee should instruct their broker, dealer, custodian, bank, or other nominee to exercise subscription rights on their behalf. Beneficial owners who wish to participate in the rights offering should contact their broker or other nominee as soon as possible; such nominees may establish a deadline that may be before the expiration date of the rights offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through seventeen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), Socastee, and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company.  We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank's deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: James G. Graham, President and Chief Executive Officer, +1-910-641-0044